Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LSC COMMUNICATIONS, INC.

LSC Communications, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is LSC Communications, Inc. The corporation was incorporated pursuant to an original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 22, 2016.

2. This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Certificate of Incorporation of said corporation and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by written consent of the holder of all of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware. The effective time of this Amendment and Restatement shall be 5:00 p.m. Eastern Time on September 30, 2016.

3. The text of the Certificate of Incorporation is hereby amended and restated to read as herein set forth in full:

“AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

LSC COMMUNICATIONS, INC.

FIRST. The name of the corporation is LSC Communications, Inc.

SECOND. The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of all classes of stock which the corporation shall have authority to issue is 66,000,000, of which 65,000,000 shares of the par value of $0.01 per share shall be designated as Common Stock and 1,000,000 shares of the par value of $0.01 per share shall be designated as Preferred Stock.

Shares of Preferred Stock may be issued in one or more series from time to time by the board of directors, and the board of directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

(a) the distinctive serial designation of such series which shall distinguish it from other series;

(b) the number of shares included in such series;

(c) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

(d) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series will be cumulative;

(e) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights;

(f) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(g) the amount or amounts which shall be payable out of the assets of the corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(h) the obligation, if any, of the corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(i) whether the shares of such series shall be convertible into, or exchangeable for, at any time or times at the option of the holder or holders thereof or at the option of the corporation or upon the happening of a specified event or events, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

(j) any other powers, preferences and rights and qualifications, limitations and restrictions not inconsistent with the General Corporation Law of the State of Delaware.

Unless otherwise expressly provided in the resolution or resolutions of the board of directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall be entitled as of right to vote on any amendment or alteration of this Amended and Restated Certificate of Incorporation to authorize or create, or increase the authorized amount of, any other class or series of Preferred Stock or any alteration, amendment or repeal of any provision of any other series of Preferred Stock that does not adversely affect in any material respect the rights of the series of Preferred Stock held by such holder.

Except as otherwise required by the General Corporation Law of the State of Delaware or expressly provided in the resolution or resolutions of the board of directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of Common Stock, as such, shall be entitled to vote on any amendment or alteration of this Amended and Restated Certificate of Incorporation that alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation or pursuant to the General Corporation Law of the State of Delaware.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware or any corresponding provision hereafter enacted.

Unless otherwise expressly provided in the resolution or resolutions of the board of directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall, in such capacity, be entitled to bring a derivative action, suit or proceeding on behalf of the corporation.

FIFTH. The board of directors of the corporation is expressly authorized to make, adopt, amend or repeal the by-laws of the corporation.

SIXTH. The number of directors of the corporation shall be fixed from time to time pursuant to the by-laws of the corporation. The board of directors shall initially be divided into three classes, as nearly equal in number as reasonably possible, as determined by the board of directors, with the term of office of Class I directors to expire at the 2017 annual meeting, as of which time such directors shall be elected annually, the term of office of Class II directors to expire at the 2018 annual meeting, as of which time such directors shall be elected annually, and the term of office of Class III directors to expire at the 2019 annual meeting, as of which time such directors shall be elected annually, with the effect that the board of directors shall be entirely unclassified as of the 2019 annual meeting. Each director shall hold office until such director’s successor is elected and qualified. No decrease in the number of directors may shorten the term of any incumbent director. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

In the event that the holders of any class or series of stock of the corporation shall be entitled, voting separately as a class, to elect any directors of the corporation, then the number of directors that may be elected by such holders shall be in addition to the number fixed pursuant to the by-laws and, except as otherwise expressly provided in the terms of such class or series, the terms of the directors elected by such holders shall expire at the annual meeting of stockholders next succeeding their election without regard to the classification of the remaining directors.

SEVENTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article SEVENTH, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article SEVENTH, shall adversely affect any right or protection of a director that exists at the time of such amendment, modification, repeal or adoption.

EIGHTH. Unless otherwise expressly provided in the resolution or resolutions of the board of directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock in the terms of that series, no action of stockholders required or permitted to be taken at any annual or special meeting of stockholders shall be taken without a meeting of stockholders, without prior notice and without a vote, and the power of the stockholders to consent in writing to the taking of any action without a meeting is specifically denied.

IN WITNESS WHEREOF, LSC Communications, Inc., has caused this certificate to be signed by Suzanne S. Bettman, its President, this 30th day of September, 2016.

/s/ Suzanne S. Bettman
Name:	Suzanne S. Bettman
Title:	President